Exhibit 99.1

Lincoln Educational Services Corporation Reports

First Quarter 2007 Results

West Orange, New Jersey, May 3, 2007 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported first quarter 2007 results.

First Quarter Highlights:

•	Revenue growth of 3.5% to $78.1 million from $75.5 million in the first quarter of 2006.
•

Loss per share of $(0.06) from diluted EPS of $0.11 in the first quarter of 2006. Loss per share for the first quarter of 2007 included an impact of $0.01 per share incurred in connection with higher than normal repairs and maintenance expenditures at one of our campuses.

•	Operating income margin decreased to (3.0)% of revenues, or $(2.4) million, from 6.3% or $4.7 million in the first quarter of 2006.
•	Announced a realignment of our operations into the Lincoln Tech Group and the Lincoln Educational Group.

Comment and Outlook

“Our first quarter results trended in line with our expectations and previous guidance,” said David F. Carney, Lincoln’s Chairman and CEO. “As previously disclosed, 2007 will be a rebuilding period for Lincoln as we focus on strengthening our high school recruitment efforts and fully surfacing the benefits of the strategic initiatives we launched during the past year. As a result of the shortfall in our student starts in the second half of 2006, we began the current year with fewer students than a year ago. However, we continue to believe that our starts will return to growth in the second half of 2007 and that we will generate increased revenues and profits for the full year.

“We are well underway in implementing a concerted plan to improve the effectiveness of our marketing and recruitment programs,” Carney added. “We are also moving forward in replicating a diverse range of programs across our footprint, including collision repair, electrical, licensed practical nursing, cosmetology and culinary. The replication of these programs along with the build-out of our online and Associate Degree programs is expected to enhance our growth profile over the long-term by allowing us to attract a broader base of students.”

Carney concluded: “Finally, we recently realigned our organization into two distinct business units, the Lincoln Tech Group and the Lincoln Educational Group, and we are taking steps to develop a regional management organizational structure, with an emphasis on clustering schools by geography and product offering. We believe these moves will further enhance our ability to execute on our strategy, while promoting efficiencies across our operations.”

First Quarter 2007 Operating Performance

Revenues increased by $2.6 million, or 3.5%, to $78.1 million in the first quarter of 2007 from $75.5 million for the comparable period in 2006. Included in this increase is approximately $4.3 million from the acquisition of New England Institute of Technology at Palm Beach, Inc., or FLA. On a same school basis our revenues declined 2.2% as compared to the quarter ended March 31, 2006. The decrease in revenue for the quarter is attributable to a 7.2% decline in average student population which decreased on a same school basis to 16,409 for the quarter ended March 31, 2007 from 17,676 for the quarter ended March 31, 2006. Including FLA, our average undergraduate student enrollment decreased by 1.5% to 17,411.

Our operating loss for the first quarter of 2007 was $2.4 million, which represented a $7.1 million decrease from operating income of $4.7 million for the first quarter of 2006. The reduction in operating income is due to a lower student population on January 1, 2007 as compared to January 1, 2006 coupled with higher fixed costs. As of January 1, 2007 our enrollment was 17,167 students as compared to 17,602 at January 1, 2006. The January 1, 2007 population includes 886 students attributable to our acquisition of FLA.

Our educational services and facilities expenses for the quarter ended March 31, 2007 were $35.8 million, representing an increase of $3.7 million, or 11.2%, as compared to $32.1 million for the quarter ended March 31, 2006. The acquisition of FLA resulted in $1.9 million of this increase. The remainder of the increase in educational services and facilities was due to: (i) instructional expenses, which increased by $0.2 million, or 1.3%, as compared to the quarter ended March 31, 2006 due to yearly compensation increases; and (ii) facilities expenses, which increased by approximately $1.4 million over the same quarter in 2006. Approximately $0.5 million of the increase in facility expenses is due to additional square footage at some of our facilities and higher utility, insurance and property taxes. The remainder of the increase is attributable to repairs and maintenance expenses at our facilities. For the quarter ended March 31, 2007, repairs and maintenance expenses increased $0.8 million as compared to the quarter ended March 31, 2006 primarily due to higher than normal repairs and maintenance expenses at one of our schools.

As a percentage of revenue, educational services and facilities expenses for the first quarter of 2007 increased to 45.7% from 42.6% in 2006.

Our selling, general and administrative expenses for the quarter ended March 31, 2007 were $44.7 million, representing an increase of $6.0 million, or 15.7%, as compared to $38.7 million for the quarter ended March 31, 2006. The acquisition of FLA resulted in $2.0 million of this increase. The remainder of the increase in our selling, general and administrative expenses was due to: (i) a $1.4 million, or 8.6%, increase in sales and marketing expenses due to additional admissions representatives hired during the fourth quarter of 2006 and additional costs incurred in student recruiting and our rebranding initiative; and (ii) a $2.5 million, or 13.3%, increase in administrative expenses for the quarter ended March 31, 2007 from the quarter ended March 31, 2006. Of the increase in administrative expenses, approximately $1.9 million is attributable to increases in compensation and benefits and $0.5 million is due to higher bad debt expense.

For the quarter ended March 31, 2007, our bad debt expense was 4.7% as compared to 4.2% for the same quarter in 2006. This increase is primarily due to higher accounts receivable balances at March 31, 2007 as compared to March 31, 2006. Accounts receivable at March 31, 2007 includes five new campuses that did not exist in the prior period (our two Euphoria and two FLA campuses as well as our new Queens, New York campus).

As a percentage of revenue, selling, general and administrative expenses for the first quarter of 2007 increased to 57.3% from 51.1% in 2006.

As a result of the above, our operating margin for the first quarter of 2007 decreased to (3.0)% from 6.3% in the first quarter of 2006.

Net loss for the first quarter of 2007 was $1.6 million, or $(0.06) per diluted share, as compared to net income of $2.8 million, or $0.11 per diluted share, for the comparable period in 2006. Earnings per share includes a charge of $0.01 per share for the first quarter of 2007 and 2006, respectively, resulting from our use of the fair value method of accounting for stock based compensation as prescribed by Statement of Financial Accounting Standards No. 123R “Share-Based Payment.” Loss per share for the three months ended March 31, 2007 also includes the impact of $0.01 per share incurred in connection with higher than normal repairs and maintenance expenses at one of our campuses.

Balance Sheet

At March 31, 2007, we had $4.7 million in cash and cash equivalents, compared to $6.5 million at December 31, 2006. In order to meet our working capital needs, in March 2007 we borrowed $13 million under our credit facility at an interest rate of 6.32%.

At March 31, 2007, our stockholders’ equity was $150.5 million, compared to $151.8 million at December 31, 2006, with the decrease resulting from the net loss for the period.

Student Enrollment

Average student enrollment for the three months ended March 31, 2007 was 17,411 students, representing a decrease of 1.5% from the three months ended March 31, 2006. The acquisition of FLA accounted for 1,002 of the average student enrollment for the quarter ended March 31, 2007. On a same school basis, average student enrollment declined 7.2% for the three months ended March 31, 2007 from the same period in 2006.

Conference Call Today

Lincoln will host a conference call today at 11:00 a.m. Eastern Standard Time. The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com. Participants can also listen to the conference call by dialing (800) 435-1398 (domestic) or (617) 614-4078 (international) and citing code 53127037. Please log-on or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling (888) 286-8010 (domestic) or (617) 801-6888 (international) and citing code 64164159.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences (which includes programs for licensed practical nursing, medical administrative assistants, medical assistants, dental assistants, and pharmacy technicians), skilled trades, business and information technology and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 37 campuses in 17 states under five brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College and Euphoria Institute of Beauty Arts and Sciences. Lincoln had a combined average enrollment of approximately 17,400 students at March 31, 2007.

Statements in this press release regarding Lincoln’s business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s Form 10-K for the year ended December 31, 2006. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

Contacts:
Investors:	Press or Media:
Chris Plunkett/Brad Edwards	Jennifer Gery
Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
212-986-6667	212-986-6667

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31, (Unaudited)

	2007	2006

REVENUES	$78,142	$75,513
COSTS AND EXPENSES:
Educational services and facilities	35,752	32,137
Selling, general and administrative	44,749	38,668
Total costs & expenses	80,501	70,805
OPERATING (LOSS) INCOME	(2,359)	4,708
OTHER:
Interest income	48	471
Interest expense	(484)	(474)
Other income	-	16
INCOME BEFORE INCOME TAXES	(2,795)	4,721
(BENEFIT) PROVISION FOR INCOME TAXES	(1,177)	1,959
NET (LOSS) INCOME	$(1,618)	$2,762
Earnings per share - basic:	$(0.06	$0.11
Net income available to common shareholders	)
Earnings per share - diluted:	$(0.06	$0.11
Net income available to common shareholders	)
Weighted average number of common shares outstanding:
Basic	25,460	25,186
Diluted	25,460	26,038

Other data:

Depreciation and amortization	$ 3,844	$ 3,463
Number of campuses	37	35
Average enrollment	17,411	17,676
Stock-based compensation	411	353
Net cash used in operating activities	$ (9,092)	$ (4,854)

Selected Consolidated Balance Sheet Data:	March 31, 2007

Cash and cash equivalents	$4,658
Current assets	42,499
Working capital (deficit)	(11,327)
Total assets	232,941
Current liabilities	53,826
Long-term debt and capital lease
obligations, including current portion	22,838
Total stockholders’ equity	$150,539

# # #